Managed High Yield Plus Fund Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

An initial report under Section 16(a) of the Securities Exchange
Act of 1934 was not timely filed for Mr.Varnas. This delayed report did not involve any transactions in the Funds common stock but rather related to his election as an officer.




Managed High Yield Plus Fund